Exhibit 99.1

Sharen Jester Turney Appointed to Paycom’s Board of Directors

OKLAHOMA CITY (Sept. 28, 2021) – Paycom Software, Inc. (NYSE:PAYC), a leading provider of comprehensive, cloud-based human capital management software, today announced the appointment of Sharen Jester Turney to Paycom’s board of directors as a Class I director, replacing Janet Brutschea Haugen, who tendered her resignation.

Turney, a retail executive with more than 30 years of experience, last served as CEO of Gloria Jeans, a large international retailer of fashion apparel, footwear, and accessories. She previously spent a combined 16 years as president and CEO of the Victoria’s Secret brand and Victoria’s Secret Direct. Prior to Victoria’s Secret, Turney spent 10 years with Neiman Marcus, first serving as its executive vice president before launching its ecommerce business, where she served as president and CEO of Neiman Marcus Direct.

“Sharen is a seasoned ecommerce leader with a high growth mindset, and will be a natural fit to help us continue to propel the adoption of our technology,” said Paycom’s founder, CEO and chairman of the board, Chad Richison.

Turney is a graduate of the University of Oklahoma, where she earned a Bachelor of Arts degree in Business Education. In 2015, she was inducted into the state of Oklahoma Hall of Fame and earned the title of one of America’s Favorite Bosses by Glassdoor in 2014.

“I am excited to be part of a technology company that is not only revolutionizing the way businesses engage their employees, but has also only scratched the surface of its growth opportunity,” said Turney. “Paycom has built a unique product offering that is paired with a customer-centric approach. It is constantly innovating and is poised for a bright future.”

Turney’s appointment as a director will be effective as of Sept. 28, 2021.

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software solution is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment life cycle, from recruitment to retirement. Paycom has the ability to serve businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom serves clients in all 50 states from offices across the country.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that look to future events and include, but are not limited to, statements regarding Paycom’s business strategy; anticipated future operating results and operating expenses, cash flows, capital resources and liquidity; trends, opportunities and risks affecting Paycom’s business, industry and financial results. These forward-looking statements speak only as of the date hereof and are subject to business and economic risks. As such, Paycom’s actual results could differ materially from those set forth in the forward-looking statements as a result of the factors discussed in Paycom’s filings with the Securities and Exchange Commission, including but not limited to those discussed in Paycom’s Annual Report on Form 10-K for the year ended December 31, 2020. Paycom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

Media Contact:

Jason Bodin

1-800-580-4505

media@paycom.com